CathayOnline, Inc.
       Suite 1000, 6 East 45th Street, New York, New York USA 10017
                  Tel: (212) 490-1871 Fax: (212) 867-6908
                       cathayonline@cathayonline.com
                           www.cathayonline.com


                                                           January 12, 2000

Securities and Exchange Commission
45o Fifth Street, N.W.
Washington, D.C 20549

Re:           CathayOnline Inc. Form  10-SB Registration Statement, File
              No. 0-28487

Ladies and Gentlemen:

Please be advised that the above captioned corporation hereby withdraws its filing on Form 10-SB prior to its effective date pursuant to Section 12(g)(1) Of the Securities Exchange Act of 1934.

Please file-stamp the enclosed copy of this letter and return same to the undersigned in the self-addressed stamped envelope.

                                       Very truly yours,


                                       CATHAYONLINE INC.

          By: /s/ Brian Ransom
                                       Brian Ransom, President